Exhibit 99.2

July 14, 2010

Statement by The Connecticut Water Company in Response to the DPUC’s Approval of a Phase- In of New Rates

“Customers can be assured that with the new rates approved by the DPUC we will maintain our commitment to deliver high-quality water and service. Our team of valued employees will remain focused on responsive service, regulatory compliance, the integrity of our water distribution systems, and being responsible stewards of our water resources,” said Eric W. Thornburg, president and CEO of Connecticut Water.

Rate Decision Summary

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Rates will increase for all customers for water service rendered on or after July 14, 2010, except for public fire protection charges. A residential customer who is issued a quarterly water bill for 90 days of service will pay the old rate for number of days before July 14 and the new rate for the remaining number of days in the billing period.

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The amount of the current WICA charge will now be included in revised base rates for public fire protection charges going forward but there was no other increase in their rates with the decision. Fire charges, which provide for adequately sized facilities and sufficient hydrants for fire protection in many of our communities, were not changed to avoid already strained municipal budgets.

Municipalities that have water service at public buildings or facilities (schools, town offices, etc) would see a change in the rates for service for those public authority accounts.

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The decision will result in an increase of approximately $6 per month or 21 cents per day for a typical Connecticut Water residential customer who uses the company average of 15,000 gallons per quarter.  The monthly increase for the acquired systems ranges from $3.89 to $7.36 per month.

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The current WICA (Water Infrastructure and Conservation Adjustment) surcharge line that has been on customer bills since 2009 will be removed and the surcharge that had been applied to bills is now part of the new base rate.  When eligible infrastructure projects are completed and in service, a WICA charge would be included on future bills.

•	Rates for our metered seasonal customers have been modified to reflect the same commodity charge as year round customers.

•	Even with the new rates, water still costs less than a penny a gallon.

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The rate adjustment allows the company to continue to make necessary infrastructure replacements and improvements, maintain and protect sources of water supply to meet customer demand and maintain service levels expected by customers.

•	The overall increase in water rates across all of the Company’s water systems and customer classes such as residential, seasonal, commercial, industrial and public authority is about 12.73 percent.

•	Interest charges for past due bills will be applied at 1.5 percent per month and will be reflected on any reminder and shut off notices and subsequent bills.

•	Approval was received to expand company-wide our H2O (Help to Our Customers) hardship program assistance program for eligible customers with financial hardships.

Connecticut Water serves nearly 90,000 customers, or about 300,000 people in 55 Connecticut towns. The company had filed an application with the DPUC on January 6, 2010, to increase customer rates because of increases in operating expenses, especially in the areas of power, treatment chemicals and employee health care, and infrastructure investments.

Contact:                      Mary B. Ingarra, APR
Manager of Public Affairs
1-800-428-3985 x3014 / (860) 669-8630 x3014